EQUITY
COMMUNICATIONS, LLC

August 29, 2005

Mr. Richard Garr, CEO
Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, MD 20850

Dear Richard:

This letter will confirm the following agreement and understanding between Neuralstem, Inc., and its subsidiaries (NEURALSTEM) and Equity Communications, LLC, its affiliates and assigns (EC) with respect to the following:

1.) NEURALSTEM shall retain EC and EC agrees to be retained by NEURALSTEM as its Financial Public Relations Counsel for a period of one (1) year commencing September 1, 2005 and ending on September 1, 2006. A total professional fee of Seventy–two Thousand ($72,000) Dollars shall be payable for the one (1) year services, which payments shall be due in increments of Six Thousand ($6,000) Dollars per month, subject to the following:

(1a) Upon initial funding of Three Hundred Thousand ($300,000) Dollars to NEURALSTEM from any investment or loan source, an amount equal to Six Thousand ($6,000) Dollars for each month of unpaid services rendered by EC from September 1, 2005 under this Agreement shall be paid to EC.

2.) This Agreement may be terminated by either party upon presentation of 30 days written notice effective as of September 1, 2006.

(2a) If this agreement is not terminated by either party on or about September 1, 2006 it will automatically continue on a month-to-month basis thereafter.

3.) In addition to the compensation described in paragraph one above, NEURALSTEM agrees to grant to EC and/or its assigns a non-qualified stock option (The "Option") to purchase two hundred thousand (200,000) NEURALSTEM common shares, at a price of fifty cents ($.50) per share, as compensation for services rendered.

(3a) The Option shall be exercisable for a period of five years beginning September 1, 2005, and ending September 1, 2010.

(3b) It shall be the responsibility of NEURALSTEM to register the shares underlying The Option (The Shares), at the earliest possible date at no cost to EC, and to maintain the availability of The Shares until such time as EC chooses to

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exercise The Option, or until September 1, 2010, whichever comes first. Once a registration statement is declared effective, EC shall have the right to exercise its option and to convert into free-trading shares. NEURALSTEM currently expects to file a registration statement with the SEC on or before December 31, 2005.

(3c) NEURALSTEM shall deliver a document to EC that reflects the terms and conditions of The Option, as described in (3a) - (3b) above before close of business October 1, 2005.

4.) NEURALSTEM agrees to reimburse EC for expenses incurred on the Company's behalf. Until such time as the conditions of paragraph 1a above are met, EC agrees to coordinate all expenditures with an authorized officer of NEURALSTEM. Once the conditions of paragraph 1a above have been met, EC shall be authorized to incur expenses as needed to implement the work program described in paragraph six below; however, EC agrees to spend no more than $600 on any one project without the personal approval of an authorized officer of NEURALSTEM.

(4a) The following items will be routinely rebilled to NEURALSTEM: long distance telephone charges, travel, postage, fax, photocopying, messenger and courier services, and editorial meals.

(4b) The following items, which generally require EC to utilize outside venders and/or supervise the work of others, and shall always require the approval of NEURALSTEM management, will be rebilled to the Company including a standard service fee of 17.64%: consultants, package distribution, mailing list development and maintenance, art work, photography, copy writing (e.g. annual report) visual presentations, experts in the financial media, and the recruitment of key personnel such as directors, advisory board members and/or financial advisors. For the purposes of this contract, consultants are defined as any individual, DBA, LLC or Corporate entity introduced to NEURALSTEM by EC that NEURALSTEM retains, or that is retained by EC with the advice and consent of NEURALSTEM to perform services directed towards furthering the goals objectives and activities described in paragraph six below.

(4b) Invoices shall be submitted by EC on the first day of each month and are due and payable by NEURALSTEM on the fifteenth day of that month.

5.) Where possible, transportation arrangements involving service for NEURALSTEM will be made by a travel agent designated by the Company, and such transportation will be billed directly to NEURALSTEM by the agent.

6.) EC, in consideration of the remuneration stated above, agrees to provide comprehensive public relation services for NEURALSTEM, to include introductions to various security dealers, investment advisors, market makers, institutional investors, biotechnology opinion leaders, and members of the

financial community; introductions as well to analysts who have the appropriate background and expertise to cover NEURALSTEM and/or its subsidiaries and/or its portfolio companies; advice as may be requested by management with respect to the capital structure of the company and how best to position NEURALSTEM as a financial product for Wall Street; preparation of press releases, shareholder letters and reports as appropriate and as requested and approved by management; responding to shareholder inquiries; and introductions as may be requested by NEURALSTEM to others in the financial community who may be in a position to assist the Company in accomplishing its distribution and fund raising objectives.

Cooperation by both parties to ensure uninterrupted communications is presumed. NEURALSTEM agrees to keep EC continuously informed of its progress; to supply information necessary to produce releases, letters, and reports in a timely manner; and to review such documents for accuracy and completeness before their dissemination to the public.

7.) Representations and Procedures:

(7a) Each person executing this Agreement has the full right, power, and authority to enter into this Agreement on behalf of the party for whom they have executed this Agreement, and the full right, power, and authority to execute any and all necessary instruments in connection with this Agreement, and to fully bind such party to the terms and conditions and obligations of this Agreement.

(7b) This Agreement, together with any and all exhibits, shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements and discussions between or among any of them. The parties hereto acknowledge and agree that there are no conditions, covenants, agreements and understandings between or among any of them except as set forth in this Agreement. This Agreement may be amended only by a further writing signed by all parties hereto.

(7c) Venue, in the event of litigation shall be in the State of California, County of Santa Barbara or in the State of Maryland, County of Montgomery. The losing party agrees to pay all reasonable legal costs of the prevailing party, including attorney's fees up to a maximum of $6,000.

(7d) NEURALSTEM hereby agrees and consents at its sole cost and expense to indemnify, and hold EC (and Ira Weingarten, Steve Chizzik personally) harmless from liability arising out of any legal or administrative action in which EC (and Ira Weingarten, Steve Chizzik personally) is named and/or which is brought against EC which directly or indirectly arises out of any misstatement or omission of a material fact in any information, verbal representation, or written documentation furnished to EC by NEURALSTEM, which is incorporated, relied upon, or is utilized in any

manner by EC in drafting press releases and/or other financially and publicly oriented communications.

(7e) This Agreement may be executed either as a single document or in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Execution of this Agreement by facsimile signature shall be acceptable, and each party agrees to provide the original executed pages to the other party within 10 days.

(7f) Any notice required to be given pursuant to this agreement shall be deemed given and served when such notice is deposited in the United States Mail, first class, certified or registered, and addressed to the principal offices of the parties as they appear on this Agreement, unless a written change of address notification has been sent and received.

Sincerely yours,

Equity Communications
By Ira Weingarten
President

Accepted by:

By ____, Client
Signature *Title*

Date:________________________, 2005

November 1, 2005

Mr. Richard Garr, CEO
Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, MD 20850

Dear Richard:

RE: Amendment "A" to Letter Agreement dated August 29, 2005

Neuralstem, Inc. ("Company") and Equity Communications, LLC ("EC") entered into a written agreement by letter dated August 29, 2005 (the "Letter Agreement"). A true and accurate copy of the Letter Agreement is attached hereto as Exhibit "A" and incorporated herein for all purposes.

The Company and EC are now desirous of amending the Letter Agreement as set forth below, for valuable consideration, the receipt of which is hereby acknowledged.

The provisions of paragraph number 3 are deleted and replaced with the following, as set forth herein below:

In addition to the compensation described in paragraph one above, NEURALSTEM agrees to grant to EC and/or its assigns a non-qualified stock option (The "Option") to purchase three hundred and thirty thousand (330,000) NEURALSTEM common shares, at a price of fifty cents ($.50) per share, as compensation for services rendered.

(3a) The Option shall be exercisable for a period of five years beginning November 1, 2005, and ending November 1, 2010.

(3b) It shall be the responsibility of NEURALSTEM to register the shares underlying The Option (The Shares), at the earliest possible date at no cost to EC, and to maintain the availability of The Shares until such time as EC chooses to exercise The Option, or until November 1, 2010, whichever comes first. Once a registration statement is declared effective, EC shall have the right to exercise its option and to convert into free-trading shares. NEURALSTEM

The company agrees to provide EC, on or before December 15, 2005 with documentation reflecting this amendment.

All other provisions of Letter Agreement are unchanged and are republished in their entirety except as otherwise provided for herein above.

The above amendments are agreed to modify the Letter Agreement. There are not other oral agreements concerning this manner.

Very truly yours,

EQUITY COMMUNICATIONS, LLC
Ira Weingarten, President

AGREED TO:

By: Richard Garr, Chief Executive Officer   Dated